Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports Earnings for the Second Quarter and Declares $0.10 Quarterly Cash Dividend

Second Quarter Performance Highlights

●	Net Income: Net income for the quarter ended June 30, 2024 totaled $0.8 million (after giving effect to an allowance for credit loss (“ACL”) on an individually evaluated loan of $2.5 million and a $1.1 million provision resulting from ongoing enhancements to the current expected credit loss (“CECL”) model) or $0.11 per diluted share (including Series A preferred shares), versus $4.1 million or $0.55 per diluted share (including Series A preferred shares) in the prior linked quarter and $3.1 million or $0.42 per diluted share (including Series A preferred shares) in the comparable 2023 quarter.
●	Net Interest Income: Net interest income was $13.2 million for the quarter ended June 30, 2024, an increase of $0.3 million, or 2.4% from the prior linked quarter and a decrease of $0.3 million, or 1.9% from the June 30, 2023 quarter.
●	Net Interest Margin: The Company’s net interest margin during the quarter ended June 30, 2024 increased to 2.46% from 2.41% in the quarter ended March 31, 2024.
●	Strong Non-interest Income: The Company’s non-interest income increased $0.1 million or 1.3% from the quarter ended March 31, 2024 and $1.6 million or 83.5% from the quarter ended June 30, 2023. This quarter’s non-interest income was a record for the Company when considering continuing revenues. Although non-interest income was higher for the quarter ended September 30, 2023, those results included income from a litigation settlement.
●	Strong Liquidity Position: At June 30, 2024, undrawn liquidity sources, which include cash and unencumbered securities and secured and unsecured funding capacity, totaled $648.2 million or approximately 254% of uninsured deposit balances.
●	Deposit Activity: Core deposits, consisting of Demand, NOW, Savings and Money Market, increased $95.4 million or 6.9% from December 31, 2023 and $24.8 million or 1.7% from March 31, 2024. Total deposits increased $37.3 million or 2.0% from December 31, 2023 and $24.7 million or 1.3% from March 31, 2024. Insured and collateralized deposits, which include municipal deposits, accounted for approximately 87% of total deposits at June 30, 2024.

●	Loan Growth: Loans totaled $2.01 billion, a net increase of $7.4 million, or 1.5% annualized, from March 31, 2024, and $55.8 million or 5.7%, annualized from December 31, 2023. The Company’s commercial real estate concentration ratio continued to improve, decreasing to 403% of capital at June 30, 2024 from 432% of capital at December 31, 2023. Current and future loan growth will primarily be in residential loan products originated for sale to specific buyers in the secondary market, C&I and SBA loans, which strategically enhances our management of liquidity and capital while producing additional non-interest income.
●	Asset Quality: At June 30, 2024, the Bank’s asset quality remained solid with non-performing loans totaling $15.8 million, representing 0.79% of the total loan portfolio, and the allowance for credit losses equaling 1.17% of total loans. Loans secured by office space accounted for approximately 2.3% of the total loan portfolio with a total balance of $46.2 million, of which less than 1% is located in Manhattan. During July, non-performing loans decreased $1.2 million to $14.6 million as a result of the full payoff of a residential investor loan.
●	Banking Initiatives: At June 30, 2024, the Company’s banking initiatives reflected continuing momentum:
o	SBA & USDA Banking: Gains on sale of SBA loans totaled $2.5 million for the quarter ended June 30, 2024, representing a 139% increase over the comparable 2023 quarter. Total SBA loans sold were $28.0 million for the quarter ended June 30, 2024, representing a 122% increase over the comparable 2023 quarter. Premiums earned on the sale of SBA loans continued to increase during the current quarter to 9.80% from 9.56% in the linked quarter and 8.72% for the quarter ended June 30, 2023.
o	C&I Banking/Hauppauge Business Banking Center: Having recently marked its one-year anniversary, the Hauppauge Business Banking Center hit $73 million in deposits in the first year of operations. Loan originations tied to this office were $30 million during the quarter. Momentum continues to build with deposit and C&I loan pipelines related to this office of $59 million and $106 million, respectively.
o	Residential Lending: The Bank continues to originate loans for its portfolio while developing the flow origination program launched in late 2023. Of the $24.2 million in closed loans originated in the quarter ended June 30, 2024, $21.2 million were originated for its portfolio and reflected a weighted average yield of 7.62% before origination and other fees, which average 50-100 bps per loan, and a weighted average LTV of 60%.
●	Tangible Book Value Per Share: Tangible book value per share (including Series A preferred shares) was $23.05 at June 30, 2024 compared to $22.51 at December 31, 2023 (inclusive of a one-time CECL implementation adjustment of $3.2 million, net of tax, or $0.43 per share, recorded on October 1, 2023) and $22.26 at June 30, 2023.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per share cash dividend on both common and Series A preferred shares payable on August 14, 2024 to stockholders of record on August 7, 2024.
●	Further Expansion into Long Island Markets: The Company will once again be expanding its geographic footprint with the opening of a full-service branch in Port Jefferson, New York. Business development staff have already joined the Company in anticipation of the opening of this location. Subject to regulatory approvals, the Bank expects this site to be fully operational in the fourth quarter of 2024.

Mineola, NY – July 24, 2024 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported results for the quarter ended June 30, 2024 and the declaration of a $0.10 per share cash dividend on both common and Series A preferred shares payable on August 14, 2024 to stockholders of record on August 7, 2024.

Earnings Summary for the Quarter Ended June 30, 2024

The Company reported net income for the quarter ended June 30, 2024 of $0.8 million (after giving effect to an ACL on an individually evaluated loan of $2.5 million and a $1.1 million provision resulting from ongoing enhancements to the CECL model) or $0.11 per diluted share (including Series A preferred shares), versus $3.1 million or $0.42 per diluted share (including Series A preferred shares) in the comparable 2023 quarter and $4.1 million or $0.55 per diluted share (including Series A preferred shares) for the quarter ended March 31, 2024.  Returns on average assets and average stockholders’ equity were 0.15% and 1.77%, respectively, for the quarter ended June 30, 2024, versus 0.60% and 6.82%, respectively, for the comparable quarter of 2023, and 0.74% and 8.70%, respectively, for the quarter ended March 31, 2024.  Return on average tangible equity (“ROTCE”) was 1.97% for the quarter ended June 30, 2024 compared to 7.64% for the quarter ended June 30, 2023 and 9.71% for the quarter ended March 31, 2024.

The decrease in net income recorded in the second quarter of 2024 from the comparable 2023 quarter resulted from an increase in the provision for credit losses, an increase in non-interest expense and a decrease in net interest income, which were partially offset by an increase in non-interest income, consisting primarily of gain on sale of loans held-for-sale.  The Company recorded a $4.0 million provision for credit losses primarily attributable to an ACL on an individually evaluated loan of $2.5 million and $1.1 million related to ongoing enhancements to the CECL model during the June 2024 quarter.  This $1.1 million provision was related to ongoing enhancements in our model not related to any deterioration in our portfolio.  The increase in non-interest expense was attributed to a strategically planned reduction in certain lending activity resulting in lower deferred origination costs.  Additionally, net interest income decreased due to the continued impact of higher funding costs resulting from the higher interest rates driven by the Federal Reserve.  The Company’s effective tax rate decreased to 27.2% in the second quarter of 2024 from 29.9% in the comparable 2023 period.

Net interest income was $13.2 million for the quarter ended June 30, 2024, a decrease of $0.3 million, or 1.9%, versus the comparable 2023 quarter due to compression of the Company’s net interest margin to 2.46% in the 2024 quarter from 2.68% in the comparable 2023 quarter.  The yield on interest earning assets increased to 6.22% in the 2024 quarter from 5.65% in the comparable 2023 quarter, an increase of 57 basis points that was offset by a 96 basis point increase in the cost of interest-bearing liabilities to 4.48% in 2024 from 3.52% in the second quarter of 2023.  Net interest income on a linked quarter basis increased $0.3 million or 2.41%, due to a 5 basis point increase in net interest margin resulting from a 19 basis point increase on yield on interest earning assets, partially offset by a 15 basis point increase in cost of interest-bearing liabilities.

Earnings Summary for the Six Months Ended June 30, 2024

For the six months ended June 30, 2024, the Company reported net income of $4.9 million or $0.66 per diluted share (including Series A preferred shares), versus $6.3 million or $0.85 per diluted (including Series A preferred shares) in the comparable 2023 six-month period.

The decrease in net income recorded for the six months ended June 30, 2024 from the comparable 2023 is due to similar factors discussed above.  The Company’s effective tax rate decreased to 25.3% for the six months ended June 30, 2024 from 26.7% in the comparable 2023 period.

Net interest income was $26.2 million for the six months ended June 30, 2024, a decrease of $1.2 million, or 4.5% from the comparable 2023 period due to compression of the Company’s net interest margin to 2.43% in the 2024 period from 2.85% in the comparable 2023 period.  The yield on interest earning assets increased to 6.12% in the 2024 period from 5.56% in the comparable 2023 period, an increase of 56 basis points that was offset by a 116-basis point increase in the cost of interest-bearing liabilities to 4.41% in 2024 from 3.25% in the comparable 2023 period due to the rapid and significant rise in interest rates.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results: “Second quarter results were impacted by credit-related matters that we believe are isolated in nature and not reflective of the quality of our portfolio.  Independent of these impacts, our underlying performance continues to be strong, evidenced by increasing non- interest income, a recovering net interest margin and loan yields outpacing deposit costs.  To ensure our sustained success, we have proactively adopted cost cutting measures intended to maximize efficiency and to support our continued strategic growth and onboarding of top tier professionals.  Armed with a dedicated team and our diversified business verticals, we are well positioned for the future.  The reduction in interest rates forecast by economists will create even greater opportunities due to the composition of our balance sheet and our ability to expand our core revenue drivers into new markets.”

Balance Sheet Highlights

Total assets at June 30, 2024 were $2.33 billion versus $2.27 billion at December 31, 2023.  Total securities available for sale at June 30, 2024 were $98.8 million, an increase of $37.4 million from December 31, 2023, primarily driven by growth in U.S. Treasury securities, corporate bonds and mortgage-backed securities.

Total deposits at June 30, 2024 increased to $1.94 billion compared to $1.90 billion at December 31, 2023.  During the six months ended June 30, 2024, total deposits increased $37.3 million or 2.0% from December 31, 2023.  Our loan to deposit ratio was 104% at June 30, 2024 and 103% at December 31, 2023.

Although core deposits, comprised of Demand, NOW, Savings and Money Market, grew to $1.48 billion as of June 30, 2024 from $1.38 billion as of December 31, 2023, Demand deposit balances decreased from $207.8 million to $199.9 million during the same period.  This decrease was confined to deposits made by residential loan borrowers in anticipation of residential loan closings.  These funds comprise the equity residential borrowers are required to contribute to residential loan closings and the volume of these deposits rise and fall in proportion to the volume of anticipated residential loan closings.  As the pace of residential lending increases, the volume of Demand deposits will increase accordingly.  Demand deposits, net of balances related to residential loan closings, grew to $177.8 million as of June 30, 2024 from $166.4 million as of December 31, 2023, an increase of 6.8%, underscoring the continued success of our C&I Banking vertical.

The Company had $452.6 million in total municipal deposits at June 30, 2024, at a weighted average rate of 4.61% versus $528.1 million at a weighted average rate of 4.62% at December 31, 2023.  The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace.  This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs lower than those of consumer deposits and market-based borrowings.  The Company continues to broaden its municipal deposit base and currently services 39 customer relationships.

Total borrowings at June 30, 2024 were $149.0 million, with a weighted average rate and term of 3.96% and 21 months, respectively.  At June 30, 2024 and December 31, 2023, the Company had $121.7 million and $126.7 million, respectively, of term FHLB advances outstanding.  The Company had $25.0 million of FHLB overnight borrowings outstanding at June 30, 2024 and none at December 31, 2023.  The Company had no borrowings outstanding under lines of credit with correspondent banks at June 30, 2024 and December 31, 2023.  The Company utilizes a number of strategies to manage interest rate risk, including interest rate swap agreements which currently provide a benefit to net interest income.

Stockholders’ equity was $190.1 million at June 30, 2024 compared to $184.8 million at December 31, 2023.  The $5.2 million increase was primarily due to an increase of $3.4 million in retained earnings and a decrease of $1.1 million in accumulated other comprehensive loss.  The increase in retained earnings was due primarily to net income of $4.9 million for the six months ended June 30, 2024, which was offset by $1.5 million of dividends declared.  The accumulated other comprehensive loss at June 30, 2024 was 0.70% of total equity and was comprised of a $1.4 million after tax net unrealized loss on the investment portfolio, partially offset by a $0.1 million after tax net unrealized gain on derivatives.

Loan Portfolio

On a linked quarter basis, the Company experienced net loan growth of $7.4 million, a 1.5% increase on an annualized basis.  For the six months ended June 30, 2024, the Bank’s loan portfolio grew to $2.01 billion, for an increase of $55.8 million or 5.7% annualized.  Growth was concentrated primarily in residential, SBA and C&I loans.  At June 30, 2024, the Company’s residential loan portfolio (including home equity) amounted to $761.0 million, with an average loan balance of $493 thousand and a weighted average loan-to-value ratio of 57%.  Commercial real estate and multifamily loans totaled $1.11 billion at June 30, 2024, with an average loan balance of $1.5 million and a weighted average loan-to-value ratio of 59%.  As will be discussed below, only approximately 37% of our multifamily portfolio is subject to rent regulation.  The Company’s commercial real estate concentration ratio continued to improve, decreasing to 403% of capital at June 30, 2024 from 432% of capital at December 31, 2023, with loans secured by office space accounting for 2.3% of the total loan portfolio and totaling $46.2 million.  The Company’s loan pipeline at June 30, 2024 is approximately $164 million, with approximately 97% being niche-residential, conventional C&I and SBA and USDA lending opportunities.

Historically, the Bank generated additional income by strategically originating and selling residential and government guaranteed loans to other financial institutions at premiums, while also retaining servicing rights in some sales.  However, with the rapid increases in interest rates in recent years, the appetite among the Bank’s purchasers of residential loans for acquiring pools of loans declined, eliminating the Bank’s ability to sell residential loans in its portfolio on desirable terms.  Commencing in late 2023, the Bank initiated development of a flow origination program under which the Bank originates individual loans for sale to specific buyers, thereby positioning the Bank to resume residential loan sales and generate fee income to complement sale premiums earned from the origination of SBA loans.  During the quarter ended June 30, 2024, the Company sold $2.9 million of residential loans under this program and recorded gains on sale of loans held-for-sale of $0.1 million.  We expect the volume of activity to increase as the year progresses and our flow pipeline continues to build.  Because we continue to prioritize the management of liquidity and capital, new business development is largely focused on flow originations over portfolio growth.

The Bank’s investment in government guaranteed lending continues to yield results.  During the quarters ended June 30, 2024 and 2023, the Company sold $28.0 million and $12.6 million, respectively, of SBA loans and recorded gains on sale of loans held-for-sale of $2.5 million and $1.1 million, respectively.

Commercial Real Estate Statistics

A significant portion of the Bank’s commercial real estate portfolio consists of loans secured by Multi-Family and CRE-Investor owned real estate that are predominantly subject to fixed interest rates for an initial period of 5 years.  The Bank’s exposure to Land/Construction loans is minor at $10 million, all at floating interest rates, and CRE-owner occupied loans have a sizable mix of floating rates.  As shown below, these two portfolios have only 11% combined of loans maturing through the balance of 2024 and 2025, with 54% maturing in 2027 alone.

Multi-Family Market Rent Portfolio Fixed Rate Reset/Maturity Schedule					Multi-Family Stabilized Rent Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period (loan data as of 6/30/24)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate	Calendar Period (loan data as of 6/30/24)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2024	6	$3,995	$666	7.56%	2024	6	$5,793	$966	6.17%
2025	9	16,002	1,778	4.03%	2025	12	17,307	1,442	4.32%
2026	36	119,775	3,327	3.66%	2026	21	45,145	2,150	3.67%
2027	72	179,217	2,489	4.31%	2027	53	126,061	2,379	4.22%
2028	18	30,089	1,672	6.16%	2028	11	9,998	909	7.12%
2029+	7	4,428	633	7.18%	2029+	5	2,361	472	6.39%
Fixed Rate	148	353,506	2,389	4.31%	Fixed Rate	108	206,665	1,914	4.33%
Floating Rate	3	458	153	10.06%	Floating Rate	1	1,801	1,801	6.25%
Total	151	$353,964	$2,344	4.31%	Total	109	$208,466	$1,913	4.34%

CRE Investor Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period (loan data as of 6/30/24)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2024	20	$20,305	$1,015	6.73%
2025	29	19,507	673	5.13%
2026	33	46,059	1,396	4.85%
2027	90	164,798	1,831	4.67%
2028	32	33,034	1,032	6.65%
2029+	14	5,682	406	6.03%
Fixed Rate	218	289,385	1,327	5.13%
Floating Rate	5	14,346	2,869	9.04%
Total CRE-Inv.	223	$303,731	$1,362	5.31%

Rental breakdown of Multi-Family portfolio

The table below segments our portfolio of loans secured by Multi-Family properties based on rental terms and location.  As shown below, 63% of the combined portfolio is secured by properties subject to free market rental terms, the dominant tenant type, and both the Market Rent and Stabilized Rent segments of our portfolio present very similar average borrower profiles.  The portfolio is primarily located in the New York City boroughs of Brooklyn, the Bronx and Queens.

Multi-Family Loan Portfolio - Loans by Rent Type
Rent Type	# Notes	Outstanding Loan Balance	% of Total Multi-Family	Avg Loan Size	LTV	Current DSCR	Avg # of Units
		($000's omitted)		($000's omitted)

Market	151	$353,964	63%	$2,344	62.1%	1.40	11
Location
Manhattan	7	$17,969	3%	$2,567	52.2%	1.35	15
Other NYC	95	$247,691	44%	$2,607	61.7%	1.39	10
Outside NYC	49	$88,304	16%	$1,802	65.1%	1.42	12

Stabilized	109	$208,466	37%	$1,913	63.4%	1.38	11
Location
Manhattan	7	$11,099	2%	$1,586	53.8%	1.50	15
Other NYC	90	$178,174	32%	$1,980	63.8%	1.37	11
Outside NYC	12	$19,193	3%	$1,599	65.0%	1.37	16

Office Property Exposure

The Bank’s exposure to the Office market is minor at $46 million (2% of all loans), has a 1.8x weighted average DSCR, a 56% weighted average LTV and less than $400 thousand of exposure in Manhattan.  The portfolio has no delinquencies, defaults or modifications.

Asset Quality and Allowance for Credit Losses

The Bank’s asset quality ratios remain solid.  At June 30, 2024, the Company reported $15.8 million in non-performing loans which represented 0.79% of total loans outstanding.  Non-performing loans were $14.5 million at December 31, 2023 and $14.9 million at March 31, 2024.

During the quarter, a $4.4 million non-performing commercial real estate note was sold and a $1.2 million non-performing residential loan paid in full.  This commercial real estate loan was the Bank’s largest non-performing asset, and was sold with no loss to the Bank.  Offsetting these decreases was the addition of a $3.8 million loan relationship comprised of two SBA loans in the amount of $1.3 million (non-guaranteed portion) and a commercial loan in the amount of $2.5 million.  Subsequent to June 30, a $1.2 million non-performing residential investor loan paid in full, lowering our current non-performing loans to $14.6 million.

During the second quarter of 2024, the Bank recorded a provision for credit losses expense of $4.0 million.  The June 30, 2024, allowance for credit losses balance was $23.6 million versus $19.7 million at December 31, 2023 and $15.4 million at June 30, 2023.  The increase in the allowance for credit losses on loans is attributable to an ACL on an individually evaluated loan of $2.5 million and $1.1 million related to ongoing enhancements to the CECL model during the June 2024 quarter.  The allowance for credit losses as a percent of total loans was 1.17% at June 30, 2024 versus 1.00% at December 31, 2023.

Net Interest Margin

The Bank’s net interest margin increased to 2.46% for the quarter ended June 30, 2024 from 2.41% in the quarter ended March 31, 2024.  The increase from the prior linked quarter was primarily related to the increase in the average yield on loans, partially offset by the increase in the average cost of deposits and borrowings.  The Bank’s net interest margin was 2.68% in the quarter ended June 30, 2023.  The decrease from the prior year quarter was primarily related to the increase in the total cost of funds, partially offset by the increase in the average yield on loans and, to a lesser extent, the Company’s decision to increase liquidity as a result of the industry events over the last two years.  The year over year margin compression reflects the effects of the rapid and significant rise in interest rates and the competitive deposit environment.  We believe the Company is well positioned for the current or more favorable interest rate environments.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is the bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businesspeople who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover employs a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Hauppauge, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures, including the Company’s tangible common equity (“TCE”) ratio, TCE, tangible assets, tangible book value per share, return on average tangible equity and efficiency ratio.  A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP, and provides greater comparability across time periods.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of and reconciliations of TCE, tangible assets, TCE ratio and tangible book value per share, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect.  They can be affected by inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties, including those discussed in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission.  Further, the adverse effect of the COVID-19 pandemic on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.  Consequently, no forward-looking statement can be guaranteed.  Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	June 30,	March 31,	December 31,
	2024	2024	2023
Assets
Cash and cash equivalents	$141,115	$136,481	$177,207
Securities-available for sale, at fair value	98,813	92,709	61,419
Investments-held to maturity	3,902	3,973	4,041
Loans held for sale	11,615	7,641	8,332

Loans, net of deferred loan fees and costs	2,012,954	2,005,515	1,957,199
Less: allowance for credit losses	(23,644)	(19,873)	(19,658)
Loans, net	1,989,310	1,985,642	1,937,541

Goodwill	19,168	19,168	19,168
Premises & fixed assets	16,541	15,648	15,886
Operating lease assets	9,210	9,336	9,754
Other assets	41,424	36,910	36,712
Assets	$2,331,098	$2,307,508	$2,270,060

Liabilities and stockholders’ equity
Core deposits	$1,477,824	$1,453,035	$1,382,397
Time deposits	464,105	464,227	522,198
Total deposits	1,941,929	1,917,262	1,904,595

Borrowings	148,953	148,953	128,953
Subordinated debentures	24,662	24,648	24,635
Operating lease liabilities	9,911	10,039	10,459
Other liabilities	15,571	17,063	16,588
Liabilities	2,141,026	2,117,965	2,085,230

Stockholders’ equity	190,072	189,543	184,830
Liabilities and stockholders’ equity	$2,331,098	$2,307,508	$2,270,060

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/2024	6/30/2023	6/30/2024	6/30/2023
Interest income	$33,420	$28,459	$65,852	$53,519
Interest expense	20,173	14,954	39,670	26,090
Net interest income	13,247	13,505	26,182	27,429
Provision for credit losses (1)	4,040	500	4,340	1,432
Net interest income after provision for credit losses	9,207	13,005	21,842	25,997

Loan servicing and fee income	836	811	1,749	1,350
Service charges on deposit accounts	114	70	210	137
Gain on sale of loans held-for-sale	2,586	1,052	5,092	2,047
Gain on sale of investments	4	—	4	—
Other operating income	82	41	143	196
Non-interest income	3,622	1,974	7,198	3,730

Compensation and benefits	6,499	5,405	12,061	10,969
Occupancy and equipment	1,843	1,587	3,613	3,124
Data processing	495	576	1,013	1,017
Professional fees	717	781	1,535	1,662
Federal deposit insurance premiums	365	357	683	715
Other operating expenses	1,751	1,860	3,569	3,646
Non-interest expense	11,670	10,566	22,474	21,133

Income before income taxes	1,159	4,413	6,566	8,594
Income tax expense	315	1,319	1,661	2,291

Net income	$844	$3,094	$4,905	$6,303

Earnings per share ("EPS"):(2)
Basic	$0.11	$0.42	$0.66	$0.86
Diluted	$0.11	$0.42	$0.66	$0.85

Average shares outstanding for basic EPS (2)(3)	7,399,816	7,332,090	7,388,021	7,328,085
Average shares outstanding for diluted EPS (2)(3)	7,449,110	7,407,613	7,438,234	7,405,820

(1)	CECL was adopted effective 10/1/23. Prior periods were based on the incurred loss methodology.
(2)	Calculation includes common stock and Series A preferred stock.
(3)	Average shares outstanding before subtracting participating securities.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Interest income	$33,420	$32,432	$31,155	$28,952	$28,459
Interest expense	20,173	19,497	18,496	17,153	14,954
Net interest income	13,247	12,935	12,659	11,799	13,505
Provision for credit losses (1)	4,040	300	200	500	500
Net interest income after provision for credit losses	9,207	12,635	12,459	11,299	13,005

Loan servicing and fee income	836	913	778	681	811
Service charges on deposit accounts	114	96	85	75	70
Gain on sale of loans held-for-sale	2,586	2,506	2,326	1,468	1,052
Gain on sale of investments	4	—	—	—	—
Other operating income	82	61	65	1,483	41
Non-interest income	3,622	3,576	3,254	3,707	1,974

Compensation and benefits	6,499	5,562	5,242	5,351	5,405
Occupancy and equipment	1,843	1,770	1,746	1,758	1,587
Data processing	495	518	530	516	576
Professional fees	717	818	729	800	781
Federal deposit insurance premiums	365	318	375	386	357
Other operating expenses	1,751	1,818	2,048	1,506	1,860
Non-interest expense	11,670	10,804	10,670	10,317	10,566

Income before income taxes	1,159	5,407	5,043	4,689	4,413
Income tax expense	315	1,346	1,280	1,166	1,319

Net income	$844	$4,061	$3,763	$3,523	$3,094

Earnings per share ("EPS"):(2)
Basic	$0.11	$0.55	$0.51	$0.48	$0.42
Diluted	$0.11	$0.55	$0.51	$0.48	$0.42

Average shares outstanding for basic EPS (2)(3)	7,399,816	7,376,227	7,324,133	7,327,345	7,332,090
Average shares outstanding for diluted EPS (2)(3)	7,449,110	7,420,926	7,383,529	7,407,483	7,407,613

(1)	CECL was adopted effective 10/1/23. Prior periods were based on the incurred loss methodology.
(2)	Calculation includes common stock and Series A preferred stock.
(3)	Average shares outstanding before subtracting participating securities.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended		Six Months Ended
	6/30/2024	6/30/2023	6/30/2024	6/30/2023
Profitability:
Return on average assets	0.15%	0.60%	0.44%	0.63%
Return on average equity (1)	1.77%	6.82%	5.20%	7.03%
Return on average tangible equity (1)	1.97%	7.64%	5.80%	7.88%
Pre-provision net revenue to average assets	0.94%	0.95%	0.99%	1.01%
Yield on average interest-earning assets	6.22%	5.65%	6.12%	5.56%
Cost of average interest-bearing liabilities	4.48%	3.52%	4.41%	3.25%
Net interest rate spread (2)	1.74%	2.13%	1.71%	2.31%
Net interest margin (3)	2.46%	2.68%	2.43%	2.85%
Non-interest expense to average assets	2.11%	2.04%	2.03%	2.13%
Operating efficiency ratio (4)	69.20%	68.26%	67.34%	67.82%

Average balances:
Interest-earning assets	$2,162,250	$2,020,393	$2,162,543	$1,939,536
Interest-bearing liabilities	1,809,991	1,702,208	1,810,195	1,618,671
Loans	2,014,820	1,798,651	1,999,448	1,782,753
Deposits	1,773,205	1,692,045	1,807,924	1,648,109
Borrowings	231,473	184,678	196,950	148,898

(1)	Includes common stock and Series A preferred stock.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income excluding gain on sale of securities available for sale.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	6/30/2024	3/31/2024	12/31/2023	9/30/2023
Asset quality:
Provision for credit losses - loans (1)	$3,850	$300	$200	$500
Net (charge-offs)/recoveries	(79)	(85)	677	(1,183)
Allowance for credit losses	23,644	19,873	19,658	14,686
Allowance for credit losses to total loans (2)	1.17%	0.99%	1.00%	0.78%
Non-performing loans (3)	$15,828	$14,878	$14,451	$15,061
Non-performing loans/total loans	0.79%	0.74%	0.74%	0.80%
Non-performing loans/total assets	0.68%	0.64%	0.64%	0.70%
Allowance for credit losses/non-performing loans	149.38%	133.57%	136.03%	97.51%

Capital (Bank only):
Tier 1 Capital	$195,703	$195,889	$193,324	$190,928
Tier 1 leverage ratio	8.89%	8.90%	9.08%	9.16%
Common equity tier 1 capital ratio	12.78%	12.99%	13.17%	13.55%
Tier 1 risk based capital ratio	12.78%	12.99%	13.17%	13.55%
Total risk based capital ratio	14.21%	14.19%	14.31%	14.60%

Equity data:
Shares outstanding (4)	7,402,163	7,392,412	7,345,012	7,320,419
Stockholders’ equity	$190,072	$189,543	$184,830	$185,907
Book value per share (4)	25.68	25.64	25.16	25.40
Tangible common equity (4)	170,625	170,080	165,351	166,412
Tangible book value per share (4)	23.05	23.01	22.51	22.73
Tangible common equity (“TCE”) ratio (4)	7.38%	7.43%	7.35%	7.81%

(1)	Excludes $190 thousand provision for credit losses on unfunded commitments for the quarter ended 6/30/24.
(2)	Calculation excludes loans held for sale.
(3)	Includes $0.1 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.4 million of loans fully guaranteed by the SBA at 9/30/23.
(4)	lncludes common stock and Series A preferred stock.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited, dollars in thousands, except share data)

	6/30/2024	3/31/2024	12/31/2023	9/30/2023
Loan distribution (1):
Residential mortgages	$733,040	$730,017	$689,211	$630,374
Multifamily	562,503	568,043	572,849	578,895
Commercial real estate	549,725	556,708	561,183	550,334
Commercial & industrial	139,209	123,419	107,912	87,575
Home equity	27,992	26,879	25,631	26,959
Consumer	485	449	413	425

Total loans	$2,012,954	$2,005,515	$1,957,199	$1,874,562

Sequential quarter growth rate	0.37%	2.47%	4.41%	2.80%

Loans sold during the quarter	$35,302	$26,735	$29,740	$18,403

Funding distribution:
Demand	$199,835	$202,934	$207,781	$185,731
N.O.W.	661,998	708,897	661,276	503,704
Savings	44,821	48,081	47,608	54,502
Money market	571,170	493,123	465,732	461,057
Total core deposits	1,477,824	1,453,035	1,382,397	1,204,994
Time	464,105	464,227	522,198	530,076
Total deposits	1,941,929	1,917,262	1,904,595	1,735,070
Borrowings	148,953	148,953	128,953	179,849
Subordinated debentures	24,662	24,648	24,635	24,621

Total funding sources	$2,115,544	$2,090,863	$2,058,183	$1,939,540

Sequential quarter growth rate - total deposits	1.29%	0.67%	9.77%	8.87%

Period-end core deposits/total deposits ratio	76.10%	75.79%	72.58%	69.45%

Period-end demand deposits/total deposits ratio	10.29%	10.58%	10.91%	10.70%

(1)	Excluding loans held for sale

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Tangible common equity
Total equity (2)	$190,072	$189,543	$184,830	$185,907	$182,806
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(279)	(295)	(311)	(327)	(344)
Tangible common equity (2)	$170,625	$170,080	$165,351	$166,412	$163,294

Tangible common equity (“TCE”) ratio
Tangible common equity (2)	$170,625	$170,080	$165,351	$166,412	$163,294
Total assets	2,331,098	2,307,508	2,270,060	2,149,632	2,121,783
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(279)	(295)	(311)	(327)	(344)
Tangible assets	$2,311,651	$2,288,045	$2,250,581	$2,130,137	$2,102,271
TCE ratio (2)	7.38%	7.43%	7.35%	7.81%	7.77%

Tangible book value per share
Tangible equity (2)	$170,625	$170,080	$165,351	$166,412	$163,294
Shares outstanding (2)	7,402,163	7,392,412	7,345,012	7,320,419	7,334,120
Tangible book value per share (2)	$23.05	$23.01	$22.51	$22.73	$22.26

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Includes common stock and Series A preferred stock.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended June 30, 2024 and 2023

(unaudited, dollars in thousands)

	2024			2023
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$2,014,820	$31,124	6.21%	$1,798,651	$25,581	5.70%
Investment securities	99,324	1,534	6.21%	15,885	198	5.00%
Interest-earning cash	36,633	497	5.46%	195,883	2,494	5.11%
FHLB stock and other investments	11,473	265	9.29%	9,974	186	7.48%
Total interest-earning assets	2,162,250	33,420	6.22%	2,020,393	28,459	5.65%
Non interest-earning assets:
Cash and due from banks	7,979			8,240
Other assets	51,106			53,511
Total assets	$2,221,335			$2,082,144

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,117,029	$12,667	4.56%	$1,080,328	$9,905	3.68%
Time deposits	461,489	4,910	4.28%	437,202	3,214	2.95%
Total savings and time deposits	1,578,518	17,577	4.48%	1,517,530	13,119	3.47%
Borrowings	206,820	2,270	4.41%	160,079	1,501	3.76%
Subordinated debentures	24,653	326	5.32%	24,599	334	5.45%
Total interest-bearing liabilities	1,809,991	20,173	4.48%	1,702,208	14,954	3.52%
Demand deposits	194,687			174,515
Other liabilities	25,039			23,490
Total liabilities	2,029,717			1,900,213
Stockholders’ equity	191,618			181,931
Total liabilities & stockholders’ equity	$2,221,335			$2,082,144
Net interest rate spread			1.74%			2.13%
Net interest income/margin		$13,247	2.46%		$13,505	2.68%

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Six Months Ended June 30, 2024 and 2023

(unaudited, dollars in thousands)

	2024			2023
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$1,999,448	$60,861	6.12%	$1,782,753	$49,522	5.60%
Investment securities	97,085	2,991	6.20%	16,145	396	4.95%
Interest-earning cash	55,652	1,511	5.46%	132,448	3,282	5.00%
FHLB stock and other investments	10,358	489	9.49%	8,190	319	7.85%
Total interest-earning assets	2,162,543	65,852	6.12%	1,939,536	53,519	5.56%
Non interest-earning assets:
Cash and due from banks	7,962			9,020
Other assets	50,523			53,762
Total assets	$2,221,028			$2,002,318

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,139,111	$25,600	4.52%	$1,046,770	$17,697	3.41%
Time deposits	474,134	9,872	4.19%	423,003	5,597	2.67%
Total savings and time deposits	1,613,245	35,472	4.42%	1,469,773	23,294	3.20%
Borrowings	172,304	3,546	4.14%	124,305	2,128	3.45%
Subordinated debentures	24,646	652	5.32%	24,593	668	5.48%
Total interest-bearing liabilities	1,810,195	39,670	4.41%	1,618,671	26,090	3.25%
Demand deposits	194,679			178,336
Other liabilities	26,499			24,385
Total liabilities	2,031,373			1,821,392
Stockholders’ equity	189,655			180,926
Total liabilities & stockholders’ equity	$2,221,028			$2,002,318
Net interest rate spread			1.71%			2.31%
Net interest income/margin		$26,182	2.43%		$27,429	2.85%